EXHIBIT 5

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Voting Agreement”) is made and entered into as of October 23, 2012 between Soros Fund Management LLC, a Delaware limited liability company (“SFM”), and Corvex Management LP, a Delaware limited partnership (“Corvex”).

WHEREAS, SFM is the “beneficial owner” (as such term is defined under Rule 13d promulgated under the Securities Exchange Act of 1934, as amended) of 575,000 shares (the “Shares”) of common stock of The ADT Corporation (“ADT”) held for the account of Quantum Partners LP.

WHEREAS, SFM wishes to grant Corvex and Keith Meister power to vote such of the Shares as are from time to time beneficially owned by SFM as set forth herein.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1. Voting Rights. SFM agrees that, during the period from the date of this Voting Agreement through March 31, 2014 (the “Expiration Date”), SFM shall not permit the deposit of any Shares in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of SFM under this Voting Agreement with respect to the Shares. SFM hereby revokes all other proxies and powers of attorney with respect to the Shares that may have heretofore been appointed or granted in contravention of the obligations of SFM under this Voting Agreement.

2. Agreement to Vote Shares. At every meeting of the stockholders of ADT called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of ADT, SFM (in its capacity as such) shall, or shall use its commercially reasonable efforts to cause the holder of record on any applicable record date to, vote the Shares in such manner as Corvex shall direct in writing reasonably in advance. If such direction is not given, SFM may vote or consent as it so determines. SFM further agrees that SFM shall, or shall use its commercially reasonable efforts to cause the holder of record on any applicable record date to, appear at any ADT stockholders meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum. SFM shall not take any action or enter into any agreement or understanding with any person to vote or give instructions in any manner inconsistent with the terms of this Section 2.

3. Proxy. SFM agrees to deliver upon written request reasonably in advance from Corvex and to not revoke a proxy executed by it in a form reasonably requested by Corvex, appointing Corvex and Keith Meister, and each of them, as proxy in connection with any vote of stockholders of ADT (the “Proxy”). Subject to Section 7(g), the execution and delivery of such Proxy for any meeting or other action shall satisfy SFM’s obligations with respect to such meeting or other action under Section 2.

4. Transfers and Sales. Nothing contained herein shall in any way restrict SFM from selling or transferring or causing the sale or transfer of any Shares beneficially owned by SFM and, to the extent such Shares are no longer beneficially owned by SFM, the provisions of this Voting Agreement shall cease to apply to such Shares. SFM will promptly advise Corvex if any Shares cease to be subject to this Voting Agreement and each party hereto will promptly advise the other of any increase or decrease in its beneficial ownership of common stock of ADT.

5. Representations. Each party hereto represents that this Voting Agreement has been duly authorized and executed by it and constitutes a legal, valid and binding agreement of such party, enforceable against such party in accordance with its terms, except (i) as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and (ii) for limitations imposed by general principles of equity.

6. Termination. This Voting Agreement and the Proxy to be delivered in connection herewith shall terminate and shall have no further force or effect as of the Expiration Date or such earlier date as the parties shall agree in writing.

7. Miscellaneous.

(a) Amendments; Waiver. Neither this Voting Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by both parties.

(b) Counterparts. This Voting Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

(c) Entire Agreement; Third-Party Beneficiaries. This Voting Agreement and the Proxy (i) constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, and (ii) are not intended to confer upon any other person any rights or remedies hereunder (except that Mr. Meister shall have the rights provided to him under the Proxy).

(d) Governing Law; Jurisdiction. This Voting Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof, except to the extent of any mandatory application of the Delaware General Corporation Law with respect to the Proxy.

(e) Assignment. Neither party may assign either this Voting Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party hereto.

(f) Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS VOTING AGREEMENT.

(g) Further Assurances. Each party hereto agrees to execute and deliver, by the proper exercise of its powers, all such other and additional instruments and documents and do all such other acts and things as may be reasonably necessary to more fully effectuate this Voting Agreement and Proxy.

(h) Expenses. All costs and expenses incurred in connection with this Voting Agreement and the transactions contemplated hereby shall be paid by the party incurring the expenses.

(i) Specific Performance. The parties hereto declare that it is impossible to measure in money the damages which will accrue to a party hereto by reason of a failure to perform any of the obligations under this Voting Agreement and agree that the terms of this Voting Agreement shall be specifically enforceable.

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IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be duly executed on the date first above written.

CORVEX MANAGEMENT LP

By:	/s/ Keith Meister
Name:	Keith Meister
Title:	Managing Partner

SOROS FUND MANAGEMENT LLC

By:	/s/ Jodye Anzalotta
Name:	Jodye Anzalotta
Title:	Assistant General Counsel